UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 31, 2013

Date of Report (Date of earliest event reported)

NMI Health, Inc.

(Exact name of registrant as specified in its charter)

Nano Mask, Inc.

(Former name or former address if changed since last report)

Nevada	00027421	870561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West Liberty Street, Suite 880, Reno, Nevada	89501
(Address of principal executive offices)	(Zip Code)

209-275-9270

Registrant's telephone number, including area code

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Nano Mask, Inc. (the “Company”) has accepted the resignation of Director Hassan Bennani effective May 31, 2013. Mr. Bennani resigned for personal reasons not as the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01 Other Events

The Company announced that its name change from Nano Mask, Inc. to NMI Health, Inc. and 1-for-10 reverse stock split is effective as of June 5, 2013.  As previously disclosed in the Information Statement filed on April 9, 2013, the Company's Board of Directors, upon receiving written shareholder consent in lieu of a shareholders’ meeting, elected to effect a reverse stock split of the Company's common stock at a ratio of 1-for-10 and to change its name from Nano Mask, Inc. to NMI Health, Inc. to better reflect the nature of its products and current business focus.

As of June 5, 2013, every ten shares of the Company's issued and outstanding common stock have been converted into one issued and outstanding share of common stock. The par value per share remains unchanged at $ 0.001 per share, as has the number of shares of common stock authorized, which remains at 100,000,000. The number of shares of the Company's issued and outstanding common stock has been reduced to approximately 9,869,544.  Any fractional shares have been rounded up to the next whole share. In addition, the reverse stock split will effect a proportionate adjustment to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options and warrants to purchase or acquire shares of the Company's common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: June 11, 2013

NMI Health, Inc. (formerly Nano Mask, Inc.)

By:  /S/ Edward J. Suydam

Edward Suydam, CEO and President